Exhibit 10.35

Lease Agreement

Table of Contents

1.	Preamble	18.	Nuisance Abatement

2.	Term of the Lease	19.	Entry to the Leasehold

3.	Rent	20.	Taxes

4.	Sureties	21.	Tenant Protection Law

5.	Guarantees	22.	Vacating the Leasehold

6.	Construction, Modification, and Leasing of the Leasehold	23.	Vacating Early at Lessee’s Initiative

7.	Leasehold Delivery Date	24.	Breach of Contract and Lease Cancellation

8.	Leasehold Maintenance	25.	Owner Guarantee

9.	Use of the Leasehold	26.	Legal Expenses

10.	Obtaining Permits/Licenses	27.	Contract Modification

11.	Electricity and Water	28.	Linkage and Interest

12.	Damage by Lessee	29.	Value-Added Tax

13.	Cleaning and Gardening	30.	Venue and Governing Law

14.	Leasehold Upkeep	31.	Legal Compliance

15.	Insurance	32.	Delivery of Notices

16.	Modifications and Additions to the Structure

17.	Signage

Appendices

Appendix A - Technical Specifications and Blueprint

Appendix B - Term of the Lease

Appendix C - Text of Promissory Note

Appendix D - Text of Bank Guarantee

Appendix E - Guarantee

Appendix E [sic] - Text of Standing Order

Appendix G - Insurance Confirmation

Appendix H - Construction Insurance Confirmation

Lease Agreement

Entered into and executed in Caesarea on the 31st of October 2010

Between

Villar Properties (1985) Ltd.

Priv. Co. No. 511069734

3 Ha’eshel St., South Industrial Park, Caesarea

hereinafter referred to as: the “Lessor”

Party of the First Part

and:

Paltop Advanced Dental Solutions Ltd.

Priv. Co. No. 514458744

of ________________ St.

hereinafter referred to as: the “Lessee”

Party of the Second Part

Whereas	the Lessor is a company engaged in the construction and leasing of industrial buildings;

And whereas	the Lessor owns the rights to lot No.. 402 in South Industrial Park – Caesarea (hereinafter: the “Lot”);

And whereas	the Lessor has agreed to lease to the Lessee the industrial building built on the Lot (hereinafter: the “Building”) with an area of 1,000 m2 (gross external measurements), as marked in fluorescent yellow on the blueprint attached hereto as Appendix A to this agreement (the Building and the yard shall hereinafter be called: the “Leasehold”);

And whereas	the Lessee wishes to lease the Leasehold from the Lessor by unprotected lease for purposes of an industrial plant (hereinafter: the “Purpose”);

Wherefor, it has been stipulated and agreed as follows:

1.	Preamble

1.1	The preamble to this contract constitutes an integral part hereof.

1.2	The section titles in this contract are solely for convenience and are not a part of this contract.

1.3	The provisions of this contract supersede and take precedence over any covenant, undertaking, or prior contract between the Parties, if any, whether written or oral.

2.	Term of the Lease

2.1

The Lessor hereby leases to the Lessee, and the Lessee hereby leases from the Lessor, the Leasehold, for the term of the lease, commencing on the date of the inception of the lease and ending on the date of the termination of the lease, according to the terms set forth in this contract, all as these terms are defined and set forth in Appendix B.

2.2	Each month during the term of the lease shall hereinafter be called a “partial term of the lease.”

2.3

The above content of this section notwithstanding, the Lessee shall be entitled to vacate the Leasehold and offer up a substitute lessee in its place (hereinafter: the “Substitute Lessee”), subject to the following conditions:

2.3.1	The identity of the Substitute Lessee will be approved in advance by the Lessor, which will not refuse to give such approval other than for reasonable cause;

2.3.2	The Substitute Lessee will execute a lease contract in the full text of this contract, with all of its terms and provisions, mutatis mutandis as applicable;

2.3.3

For the avoidance of doubt, it is agreed that the Lessor shall be entitled to require an increase in the sureties that the Substitute Lessee shall provide to ensure all of its commitments pursuant to the Lease Agreement and that a requirement to provide a bank guarantee in the amount equal to the rental fees for seven months plus VAT shall be considered a reasonable requirement under such circumstances.

2.4

Notwithstanding this section and in addition to what is set forth in Section 2.3 above, the Lessee shall be entitled to grant a right to use the Leasehold, in whole or in part, to a third party by sublease (hereinafter: the “Sublessee”), subject to the following conditions:

2.4.1	The granting of such right shall not create a direct obligation on the Lessor’s part in favor of the Sublessee;

2.4.2	This shall not derogate from the fulfilment of the Lessee’s commitments pursuant to this agreement.

3.	Rent

3.1	The rent for the Leasehold shall be paid pursuant to the following key and calculations:

3.1.1	For each square meter of the Building’s gross area (including outside walls), which comes to a total of 986 m2, the monthly rent shall be NIS 35 (hereinafter: the “Base Rent”);

3.1.2	Linkage differentials shall be added to the rent, and the minimal base index is the general index published on September 15, 2010;

3.1.3	VAT shall be added to the rent, including linkage differentials, at the rate applicable by law, on the date that the rent is actually paid and in exchange for a lawful tax invoice.

3.2	In this section, the following terms shall have the definitions that appear alongside them:

Index - the Consumer Price Index, including fruits and vegetables, published by the Central Bureau for Statistics. If the index basis is replaced or if the manner in which it is calculated and assessed is replaced, or if it is published by another entity instead of the above Bureau, the company [sic] shall calculate the increase in the index for purposes of this section with the Lessee’s consent.

The minimal base index – the index published on September 15, 2010, _____ points.

New index – the last published index prior to the date set in this contract for any payments that the Lessee undertook to pay as set forth above. Linkage differentials – the difference between the new index and the base index, divided by the base index, and multiplied by the Base Rent.

3.3	The Base Rent plus linkage differentials and value-added tax shall hereinafter be referred to, in short, as the “payment” or the “rent.”

The Parties agree that the Lessor shall be entitled to round the periodic payment that the Lessee is obligated to pay the Lessor pursuant to this contract to the nearest whole shekel.

3.4

The payment will be made each month and in advance on the 20th of each month preceding the month of the lease by means of a standing order in the text attached to this agreement as Appendix F [sic – listed as a second “Appendix E” in the TOC]. The Lessee shall provide the Lessor with a standing order signed by the bank within seven days of the agreement execution date.

It is clarified that a breach of this section shall constitute a material breach of the agreement for all intents and purposes.

3.5

The Lessee declares that it is aware that it is obligated to pay all of the rent for the entire term of the lease, even if it has only used the Leasehold for a portion of the term of the lase, subject to Section 2.3 above, and other than in the event that this agreement has been duly rescinded [sic] by the Lessee.

4.	Sureties

To ensure the fulfilment of all of the Lessee’s commitments to the Lessor in full and on time, the Lessee shall provide the Lessor, at the execution of this contract, with a promissory note in a monetary value equal to the annual Leasehold rent plus VAT. The Lessor shall be entitled to act upon the promissory note as set forth in this section above, in full or in part, at its election and its sole discretion, for facilitating any payment that the Lessee is required to make pursuant to this contract.

5.	Guarantees

4.1.

To ensure the fulfilment of the Lessee’s commitments pursuant to this lease contract in full and on time, the Lessee will provide the Lessor, at the execution of this agreement, with an autonomous bank guarantee linked to the index in the text attached as Appendix D to this agreement in the total sum of four-months’ rent plus VAT as required by law.

4.2

The Lessor shall be entitled to act upon the bank guarantee as set forth in this section above, and thus obtain payment from it, in full or in part, at its election and its sole discretion, for facilitating any payment that the Lessee is required to make pursuant to this contract.

4.3

Should the Lessor act upon the bank guarantee, in whole or in part, for any reason whatsoever, the Lessee shall provide the Lessor with a new autonomous bank guarantee valued in the amount of the forfeited amount within five days of receiving notice from the Lessor of the forfeiture of the guarantee.

4.4

In the event that the Lessee has not provided the Lessor with confirmation of the renewal of the guarantee, 30 days prior to its expiration, the Lessor shall be entitled to act on the guarantee and retain the funds from its activation in lieu of the guarantee until a new guarantee is provided.

4.5	To clarify, a breach of any of the provisions of this Section 5 constitutes a material breach of the agreement.

6.	Construction, Modification, and Leasing of the Leasehold

6.1	The Lessor shall hand over the Building to the Lessee as is according to the specifications marked as Appendix A to this contract.

6.2

The Lessee confirms that it has seen the Leasehold and all of its attachments and systems and has inspected the Leasehold and everything attached thereto and the Leasehold and all of its attachments and systems, and all of the equipment located therein, in their condition as is, are to its satisfaction and suitable to its purposes and, subject to the veracity of the Lessor’s declarations and representations as set forth in this agreement, it hereby waives any claim and/or demand of any kind against the Lessor in connection with nonconformities and/or defects in the Leasehold without derogating from the Lessor’s undertaking to perform repairs to the Leasehold as set forth in Section 8.3 below.

6.3

It is agreed that if and to the extent that any of the authorities require the installation of any system and/or improvement of an existing system in the Leasehold, the Lessee alone shall bear the cost of installation of such system.

6.4

The Lessee hereby confirms that the roof of the Leasehold will remain in the possession of the Lessor and that in any event, the Lessor shall be entitled to use the roof and/or install a facility thereon at its exclusive discretion (other than a cellular communications facility) and the Lessee shall make no claim of any kind regarding the placement of said facility, all subject to preservation of the reasonable use of the Leasehold by the Lessee.

6.5

The Lessee shall be entitled, as of the date of the inception of the lease, at its exclusive expense and responsibility, to perform modifications solely according to plans that shall be preapproved in writing by the Lessor, which shall not refuse to approve these works other than for reasonable cause. The modifications shall be subject to the provisions of Section 16 below and shall be equivalent to any modification and/or addition made to the Leasehold by the Lessee. For the removal of doubt, it is clarified that the obligation to obtain licenses for the modifications and all of the costs involved therein shall apply entirely to the Lessee alone.

7.	Leasehold Delivery Date

The date of entry into the Leasehold is the date of the inception of the lease as set forth in Appendix B. At the handover of the property, the Parties will prepare a delivery protocol that sets forth the existing state of the Leasehold.

8.	Leasehold Maintenance

8.1

The Lessee undertakes to maintaining the Leasehold and its systems, including anything attached to it and any facility or equipment located in the Leasehold and, without derogating from the above – plumbing, electrical system, and air conditioning systems, fire suppression, etc., – in good condition, functioning and complete, to the satisfaction of the Lessor, including, and without derogating from the generality of regular monthly maintenance and inspection of the sprinkler system and pressure pumps by an accredited entity.

The Lessee shall cover the cost of maintaining the pump system and water reservoir and will pay the Lessee [sic] the monthly total sum of NIS 600 together with the monthly rent.

To clarify, the Lessee shall cover all of the necessary repairs, exclusively at its expense, that are not the Lessor’s responsibility as set forth in Section 8.3 below.

Subject to the provisions of Section 8.3 below, the Lessor shall not be responsible for the maintenance and/or repair of the Leasehold’s systems.

8.2

The Lessee shall be responsible for any damage that it and/or any of its agents cause to the Leasehold. The Lessee undertakes to indemnifying the Lessor immediately upon its initial demand to do so for all losses/expenses that it incurs, if incurred, in connection with such damage, all without derogating from the Lessor’s right, pursuant to this contract and/or any law, to any remedy or other relief.

The Lessor’s right to said indemnification is conditioned on the Lessor providing the Lessee with written notice, immediately upon being made aware of its existence – with respect to the demand or claim regarding the harm for which the indemnification is demanded – that the Lessor has not admitted or settled in relation to the demand or claim that is directed to it other than with the consent of the Lessee and that the Lessee be permitted to defend against such claim.

8.3

The Lessor shall solely be responsible for any damage caused to the following parts of the Leasehold – roof, outer envelope, construction, air conditioning system (not including regular maintenance), and sewage and plumbing (up until the wall) – provided that such damage is not the result, directly or indirectly, of an action and/or omission, intentional and/or negligent, by the Lessee and/or any of its employees and/or agents and/or representatives. For the avoidance of doubt, it is clarified that, in no case, will the Lessor be responsible for damage relating to modifications/additions that will be carried out by the Lessee or any of its representatives.

8.4

Damage that is the Lessee’s responsibility shall be repaired within 30 days, and damage requiring urgent repair shall be repaired as soon as possible, and if not, the Lessor shall be entitled to perform the repair and charge the Lessee for the cost of the repair but not more than the reasonable cost according to the price common in the market at such time. Damage that is the responsibility of the Lessor as set forth in Section 8.3 above shall be repaired within 30 days, but damage that can interfere with the regular operation of the plant shall be repaired within three days following the Lessee’s notice to the Lessor.

9.	Use of the Leasehold

Use of the Leasehold other than for the Purpose will constitute a material breach of this agreement by the Lessee.

10.	Obtaining Permits/Licenses

Subject to the accuracy of the Lessor’s statement that pursuant to the provisions of the urban master plan applicable to the Leasehold the Leasehold may be used for the purpose of the lease as defined above, responsibility for obtaining all permits and licenses required for performance of the Lessee’s business in the Leasehold shall apply to the Lessee alone and at its expense, and under no circumstances shall any liability apply to the Lessor because of a lack of any permit or license required by law. The Lessee declares that it has checked with all relevant authorities, including the Caesarea Development Company, regarding the requirements [sic] and approvals required of it for the operation of its business in the Leasehold and that it has found the Leasehold suitable to all of its purposes.

The Lessee is aware that for the operation of its business in the Leasehold, it will need to obtain a new construction permit from the District Construction and Planning Board in Haifa/the Shomron Local Construction and Planning Board, and the Lessee undertakes to handle obtaining the required permit and all approvals involved therewith on its own and at its expense.

To the best of the Lessor’s knowledge, there is no impediment to obtaining said permit subject to the Lessee fulfilling the authorities’ requirements. The Lessee shall make sure to timely renew any license and permit required for the conduct of its business in the Leasehold according to the purpose of the lease, including with respect to installing signage for the Leasehold, and it undertakes to provide the Lessor with a copy of any such license and permit.

Nonreceipt of said licenses and/or permits, and/or renewing them as required, will constitute a breach of contract by the Lessee but shall not constitute cause for releasing the Lessee from its obligations pursuant to this contract, and the Lessor shall be entitled, but not obligated, in the event of such a breach, to rescind the contract after giving advance written warning of 7 (seven) days to the Lessee and demand that the Lessee, in addition to any other relief, pay for the damage that it has incurred as a result of the breach.

The Lessee shall personally pay any fine or penalty imposed for conduct of the business and/or use of the Leasehold by the Lessee and/or its employees and/or its agents and/or its customers without a permit or in deviation from the permit.

Without derogating from what is stated in this section above, the Lessor shall cooperate with the Lessee for obtaining a business license for the Lessee or [any] other necessary permit provided that this cooperation will not expose the Lessor to any demand and/or claim by any body and/or authority whatsoever and provided that the Lessee covers all expenses of any kind whatsoever connected to the actions [including the installation and/or customization and/or improvement of systems] that must be performed for obtaining said permits and/or licenses.

11.	Electricity and Water

The Lessee confirms that it is aware that the supply of electricity and/or water to the Leasehold is conditioned on an engagement between it and the Israel Electric Company in a usage agreement and/or the local authority and/or the Caesarea Development Company [sic], as applicable.

The Lessee undertakes to contact the Caesarea Development Company to request a separate water connection in its name, obtain occupancy approval from the Caesarea Development Company, and report to the Caesarea Development Company about the commencement of the lease as of the date of entry into the Leasehold.

The Lessee hereby undertakes to execute a management and service agreement with the Caesarea Development Company within 30 days of the agreement execution date and shall have no claim against the Lessor in connection with the management agreement and its terms. Regardless, as long as a management and service fee agreement has not been executed between the Lessee and Caesarea Development Company, the Lessee shall cover the monthly management and services costs according to the charges issued to it by the Lessor together with the monthly rent by means of a standing order provided to the Lessor pursuant to the provisions of this agreement.

12.	Damage by Lessee

The Lessee undertakes to using the Leasehold subject to the provisions of this contract and to ensuring that during the entire term of the lease, the Leasehold and all of the facilities located therein shall be in proper condition, other than reasonable wear, and to avoiding causing damage and/or breakage to the Leasehold and/or any of its facilities. Without derogating from the above, the Lessee undertakes to immediately repairing, at its expense, any damage caused to the Leasehold by the Lessee or by those coming to the Leasehold.

13.	Cleaning and Gardening

13.1	The Lessee undertakes to maintaining the Leasehold in proper condition and maintaining the cleanliness of the Leasehold and its surroundings.

13.2	The Lessee shall maintain the gardening in the Leasehold. To clarify, the Lessee shall cover the water bills for watering said garden.

14.	Leasehold Upkeep

14.1

The Lessee shall not bring any equipment into the Leasehold that is likely to cause damage to the Leasehold and shall not put a heavier load on the floor of the ground floor of the Leasehold than the load for which it is intended [two tons per square meter].

14.2

If the Lessee requests to use the walls of the Leasehold and/or the ceiling and roof systems of the Leasehold and/or the other components of the Leasehold for attaching or loading facilities and/or items of any kind, the Lessee shall be required, prior to performance of any action and/or work whatsoever, to obtain the Lessor’s written consent.

15.	Liability and Insurance

15.1	Liability

15.1.1

Without derogating from any commitment by the Lessee pursuant to this agreement and/or pursuant to all law in connection with the maintenance and upkeep of the Leasehold, the Lessee shall be exclusively responsible (negating the Lessor’s liability), as of the date of receipt of approval to perform the Lessee’s works and thereafter, for insuring its liability for all those crossing through the gates of the Leasehold, including its employees and/or vendors and/or invitees and/or customers, and shall be exclusively liable for the protection of the Leasehold and its contents.

15.1.2

The Lessee alone shall bear liability for any loss and/or damage, of any kind whatsoever, caused to the Lessee and/or its employees and/or the Leasehold and/or its contents and/or any other person and/or body and/or the Lessor and/or any of its representatives and/or any other person that results from the performance of the works by the Lessee; the conduct of its business in the Leasehold; its possession and/or its use of the Leasehold; works in the Leasehold; and/or any other action by the Lessee.

15.1.3

Without derogating from what is stated in this agreement, the Lessor and/or any of its representatives shall not be liable in any way for any harm and/or damage and/or loss, including consequential loss, caused to the Lessee and/or any of its agents, including its employees and/or its vendors and/or its invitees and/or its customers, and/or the property of any of them, and/or the business being conducted in the Leasehold, and/or the content of the Leasehold, and/or the equipment and/or facilities therein or on its surroundings unless the damage was caused as the result of an action and/or omission on the part of the Lessor. The Lessee hereby waives any such allegation and/or demand and/or claim against the Lessor and/or any of its agents.

15.1.4

Subject to what is stated at the end of Section 8.2 above, the Lessee shall compensate and/or indemnify the Lessor and/or any of its agents for any damage and/or claim and/or charge and/or expense that any of them is required to pay in connection with damage and/or wrongdoing, including damage caused to any third party, that the Lessee is liable for pursuant to this agreement and/or pursuant to all law, all immediately upon receipt of the Lessor’s initial written demand.

15.1.5

The Lessee declares that it is aware that the Lessor does not undertake to maintaining the security and/or protection of the Leasehold and it is aware that the Lessor bears no liability of any kind to the Lessee for anything relating to the security and/or protection of the Leasehold, and for the avoidance of doubt, the Lessor shall not bear liability pursuant to the Guardians Law, 5727-1967.

15.2	Insurance

Without derogating from the Lessee’s responsibilities and undertakings pursuant to this agreement and/or pursuant to law, as of the date of entry of any assets and/or property into the Leasehold or as of the lease commencement date – whichever comes first – the Lessee undertakes to purchasing at its expense and maintaining, for the entire term of the lease, the insurances set forth in the Lessee’s Insurance Confirmation attached to this agreement as Appendix G. The Lessee undertakes to providing the Lessor with the insurer’s confirmation (Appendix G) prior to its entry into the Leasehold and as a condition to taking possession thereof.

Similarly, the Lessee undertakes, without a demand by the Lessor, to provide the construction insurance confirmation attached as Appendix H to this agreement at any time that it wishes to carry out renovations or construction in the Leasehold and as a condition to starting any work whatsoever.

The Lessee’s insurances as described above shall be subject to the following provisions:

15.2.1	The Lessee undertakes to pay the premiums on the dates agreed upon with the insurer.

15.2.2

The Lessee’s insurances shall include an express term whereby they take precedence over any insurance obtained by the Lessor and the insurer waives any demand or claim regarding participation by the Lessor’s insurances. Similarly, the insurer will undertake that the policies shall not be reduced and shall not be canceled unless written notice is delivered by registered mail to the Lessor at least 30 days in advance.

15.2.3

The Lessee undertakes to providing the Lessor, throughout the entire term of the lease, at its demand, confirmation regarding the Lessee having obtained its insurance policies duly signed by the insurer.

15.2.4

For the avoidance of doubt, it is clarified that non-provision of the insurance confirmation as stated above shall not derogate from the Lessee’s obligations pursuant to this contract, including, without derogating from the generality of the above, to making every payment applicable to the Lessee and the Lessee undertakes to fulfilling all of its obligations pursuant to the contract.

In this context, it is clarified that obtaining the above insurance policies by the Lessee does not detract or derogate in any way from the Lessee’s obligations pursuant to this contract and shall not release it from its obligation to compensate the Lessor and any other person for any damage for which the Lessee is liable pursuant to this agreement and/or pursuant to all law.

Payment of any insurance proceeds shall only reduce the amount of the indemnification and/or compensation to which the Lessor shall be entitled for damage or loss.

15.2.5

If the Lessee does not meet its obligations pursuant to the entirety of this Section 15, the Lessor shall be entitled, but not obligated, to obtain the insurance policies or a portion thereof instead of the Lessee and at its expense and/or pay any amount whatsoever in its place without derogating from the Lessor’s right to any other relief.

15.2.6

It is agreed that the Lessee is entitled to forego obtaining consequential loss insurance as set forth in Section H2 to the Lessee’s Insurance Confirmation (Appendix G), in whole or in part, but in such case, the waiver clause set forth in Section 15.1.7 below shall apply as if said insurance had been obtained in full.

15.2.7

The Lessee declares that it shall not have any assertion and/or claim and/or demand against the Lessor and/or its representatives for any damage for which it is entitled to compensation pursuant to the insurance policies that it has undertaken to obtain as set forth in Section 15 above (or would have been entitled to compensation but for the deductibles stipulated in said insurance policies) and it releases the Lessor and/or its representatives from any liability for such damage provided that the release from liability shall not apply in favor of a person who causes damage maliciously.

15.3	The Lessor undertakes to purchase and maintain in effect, throughout the entire term of the lease, the following insurance policies (hereinafter: the “Lessor’s Insurances”).

15.3.1

Full replacement value insurance for the Leasehold structure and its attachments as well as additions and improvements made to the Leasehold by the Lessor against the commonly-accepted risks in “expanded fire” insurance, including smoke, lightning, explosion, earthquake, riots, strikes, malicious damage, storm, flood, water and other leakage damage and ruptured pipes, damage by aircraft, damage by supersonic booms, collision, break-in, as well as against any additional risk required in the Lessor’s opinion in an amount reflecting the value of the Building for replacement value insurance.

That insurance will include a clause regarding waiver of the right of subrogation with respect to the Lessee provided that the above waiver of the right of subrogation shall not apply in favor of a person who causes damage with malicious intent and the waiver will also be reciprocal in the Lessee’s insurance policies.

For purposes of what is stated in this section, the term, “Leasehold structure,” will include all of the systems that constitute an integral part of the Building and shall expressly exclude the content of the Leaseholds [sic] and any addition, repair, modification, improvement, or expansion made to the Leaseholds [sic] by the Lessee or its representatives.

15.3.2

Lost rent insurance for the Lessor resulting from loss or damage to the Leasehold structure, other than break-in, due to the risks set forth in Section 15.2.1 above for a period of not less than 12 months.

It is agreed that the Lessor is entitled to forego obtaining insurance for lost rent as set forth above, in whole or in part, provided that the release set forth in this section below shall apply as if the insurance was obtained in its entirety.

That insurance will include a clause regarding waiver of the right of subrogation with respect to the Lessee provided that the above waiver of the right of subrogation shall not apply in favor of a person who causes damage with malicious intent and the waiver will also be reciprocal in the Lessee’s insurance policies.

The Lessor declares that it shall have no assertion and/or demand and/or claim against the Lessee for damage for which an insurer has paid out indemnification and/or compensation up to the amount actually paid by the insurer as of the date that payment was made.

The cost of the insurances set forth above in Sections 15.2.1 and 15.2.2 as well as third-party insurance to insure against the Lessor’s lawful liability in the amount of NIS 0.9 per month for every square meter of the Leasehold, together with the full cost of the insurance that shall be added in respect of modifications as set forth in Section 6.4 above and/or any addition that shall be made to the Leasehold by the Lessee, shall be paid by the Lessee to the Lessor with payment of the monthly rent.

15.4

The Lessee alone shall be liable for any loss and/or damage and/or loss [sic – using a Hebrew language synonym] caused to the unit [sic] and/or its contents and/or the Building and/or its contents and/or any person and/or property, including those employed by the Lessee, its guests and invitees, and/or customers, that results from any action or omission by the Lessee and/or any of its representatives.

15.5

The Lessee undertakes to compensating and/or indemnifying the Lessor for any damage, expense, loss, or fines that the Lessor will pay and/or will be likely required to pay and/or will be compelled to pay for which the Lessee is liable as set forth in Section 15.3 above. The compensation and/or indemnification shall also include legal expenses incurred by the Lessor in connection with the above after the Lessor has provided the Lessee with written notice by registered mail to its registered address of a demand and/or legal claim and has allowed the Lessee to defend against said demand or claim.

15.6

To clarify, in any event in which the Lessor is required to activate any of its insurance policies due to an action and/or omission for which the Lessee is liable, the Lessee shall cover the cost of the deductible (provided that the deductible does not exceed the sum of $10,000 per incident) for activating the policy without derogating from the Lessee’s other obligations pursuant to the provisions of this agreement and provided that the damage was not caused maliciously and/or in bad faith by the Lessor.

15.7

The Lessor and/or any its agents and/or its representatives shall not be liable in any way for any harm and/or damage and/or loss caused to the Lessee and/or the business being conducted therein and/or the equipment and/or facilities therein or on/in its surroundings.

16.	Modifications and Additions to the Structure

16.1

The Lessee shall not be permitted to make any modification or addition to the Leasehold without the Lessor’s prior written consent. The Lessor shall not unreasonably refuse such modification. For the removal of doubt, it is clarified that the requirement to obtain licenses for performing a modification or addition and all of the costs involved therein shall apply entirely to the Lessee alone.

The Lessor approves in principle the conversion of the ground floor, entirely or partially, of the Leasehold industrial hall and confirms that pursuant to the urban master plan applicable to the Leasehold, there is no impediment to the above, but the Lessee shall provide the Lessor with detailed plans and the Lessee shall be subject to approval of the Lessor for the execution of the plans and/or required modifications, etc.

16.2

For the removal of doubt and subject to this contract, it is agreed that any modification or addition as set forth in Section 16.1 above, if it constitutes a fixed attachment to the Leasehold, shall be the property of the Lessor without any payment by the Lessor and the Lessee shall not be permitted to make any modifications thereto without the Lessor’s consent.

16.3

At the conclusion of the term of the lease, the Lessee shall return the Leasehold to its status quo ante such that it shall dismantle any customization and/or addition and/or modification made by it unless the Lessor elects to keep the changes, in whole or in part, as is, in which case the Lessee shall be required to follow the direction of the Lessor. This section in no way derogates from the provisions of Section 16.1 above or the provisions of Section 23 below.

16.4

Without derogating from the provisions of this agreement, it is hereby emphasized that the Lessee may not erect in the Leasehold or Lot any gallery and/or awning of any kind unless it has received the Lessor’s prior written consent and all permits required by law for the performance of the construction and/or the building have been obtained.

16.5

It is agreed that if and to the extent that the Lessee breaches the provisions of Section 16.4 and erects in the Leasehold and/or Lot an awning and/or gallery without receiving the Lessor’s prior written consent and/or without the permits required by law, then the Lessee shall pay the Lessor, within seven days of the Lessor’s demand, a monthly agreed-upon fine in the total sum of NIS 15 for each square meter of awning and/or gallery in addition to any compensation and/or relief to which the Lessor is entitled and without this being deemed the Lessor’s consent to said construction.

16.6

In addition to what is set forth in this section above, it is agreed that in the event that the Lessee builds a gallery in the Leasehold or an awning/warehouse on the Lot and/or any construction that expands the area of the Leasehold (hereinafter: the “Additional Areas”), the sum of NIS 10 shall be added to the monthly rent for every square meter (gross) of the Additional Areas, plus VAT as required by law, plus linkage differentials according to the calculation as set forth in Section 3 above, for the period starting on the date of the construction and until the addition has been removed from the area in addition to any compensation and/or relief to which the Lessor is entitled and without this being deemed the Lessor’s consent to said construction.

17.	Signage

17.1

The Lessee will install signage in the Leasehold subject to the Lessor’s consent with respect to the size and location of the placement of the signage and subject to the Lessee obtaining all of the permits necessary to install it. The cost of the signage shall be borne by the Lessee alone. For the avoidance of doubt, the Lessor shall not permit the Lessee to install other signage on the structure and/or in its surroundings.

17.2	The Lessee undertakes to pay fees and any other payment that are imposed due to and following sign installation.

18.	Nuisance Abatement

18.1	The Leasehold shall be used pursuant to all law, and the Lessee shall not cause nuisances prohibited by any law or regulation.

18.2

In any event of a claim against the Lessor due to the breach of the provisions of Section 18.1 above, in addition to any other right of the Lessor pursuant to provision of law, the Lessor shall be entitled to conduct any examination and/or measurement and/or repair and/or any other action it sees fit in order to return things to their previous condition and/or remove the nuisance. Any related expenses incurred by the Lessor shall apply to and be paid by the Lessee. The Lessee hereby undertakes to reimburse any amounts spent by the Lessor as set forth above, plus linkage and interests as set forth in Section 29 below, as of the date the sums are spent and until they have been repaid by the Lessee.

19.	Entry to the Leasehold

The Lessor’s employees and agents may enter the Leasehold at any time during common business hours, coordinated in advance with the Lessee, for conducting inspections, making repairs, or conducting other necessary work pursuant to the provisions of this contract.

20.	Transfer of Rights

20.1

Subject to what is stated in Sections 2.3 and 2.4 above, the Lessee shall not be allowed to transfer, whether directly or indirectly, all or any part of the rights granted to it pursuant to this contract to another and/or others other than a subsidiary wholly controlled by the Lessee and provided that the Lessee remains liable to the Lessor for all of its undertakings in this agreement.

20.2

The Parties agree that if the holdings of Mr. Shmulik Topaz of the Lessee’s shares fall below 15%, then this action shall be deemed an infringement of the Lessor’s rights pursuant to the provisions of this agreement and will be deemed a transfer of rights that is prohibited without the Lessor’s prior written consent. It is agreed that the Lessor will not refuse such a transfer of shares other than upon reasonable grounds, such as proof of economic ability and identity of the transferee, and, without derogating from the above, it is clarified that it shall be entitled to require the provision of sureties, to its satisfaction, additional to the existing sureties under this agreement.

20.3

The Lessor shall be entitled to transfer its rights and obligations with respect to the Leasehold and/or pursuant to this contract to another provided that the Lessee’s rights pursuant to this lease agreement shall not be infringed.

21.	Taxes

21.1

The Lessee shall pay all of the taxes, fees, municipal property taxes, and government and/or municipal and/or other levies and other payments of any kind that apply to the possessor of the Leasehold and/or to the conduct of the Lessee’s business. The Lessee also hereby undertakes to refrain, without receiving the Lessor’s prior written consent, from contacting the authorities with an application relating to said payments, including an application for reduction of payment and/or obtaining a waiver, that impinges on the Lessor’s rights for any reason.

21.2

The Lessee agrees that in the event that the government and/or other body impose(s) (a) new tax(es) and new fee(s) and/or new levies applicable to the possessor of the Leasehold and/or the conduct of the Lessee’s business, the Lessee shall pay them in full.

21.3	Notwithstanding the above, the Lessee shall not pay any tax, levy, or fee imposed on the Lessor as owner of the Leasehold and the holder of the lease right to the land.

22.	Tenant Protection Law

The Parties hereby declare that for the lease pursuant to this contract, the Lessee has not paid the Lessor key monies, whether directly or indirectly, and is not a protected tenant pursuant to the Tenant Protection Law (Consolidated Version), 5732-1972, and/or any law that replaces it.

23.	Vacating the Leasehold

23.1

The Lessee shall vacate the Leasehold at the end of the lease term and shall return it to the Lessor pursuant to the provisions of this agreement empty of any person or object belonging to the Lessee. In any event that the Lessee is required to vacate the Leasehold pursuant to this contract, whether for the reason set forth in this paragraph or for any other reason set forth in this contract, it shall be required to return it together with the keys, completely vacant, in good condition, other than reasonable wear, and suitable for immediate use.

23.2

It is agreed that the Lessee shall return possession of the Leasehold to the Lessor in the same condition and quality as it was in when turned over to the Lessee and pursuant to the specifications and photographs attached to this agreement.

For the avoidance of doubt, it is clarified that even in the event that the Lessee converts the ground floor of the Leasehold, entirely or partially, into an industrial hall, the Lessee shall be required to return the status quo ante by uniformly building offices in the Leasehold on the entire ground floor and in the alternative, the Lessee shall be entitled to redeem its obligation in exchange for payment of NIS 2,200 per square meter (linked to the base index as set forth in this agreement) for every square meter of offices on the ground floor, less the cost of the air conditioning if it is suitable for office use, to the Lessor’s satisfaction.

It is agreed that if and to the extent that the Lessee leases the Leasehold for more than five years, then the Lessee shall be credited for each additional year (beyond the five first years) or a prorated portion thereof, by 10% of the amount of the redemption for returning the condition to the status quo ante as stated above.

23.3

If the Lessee does not vacate the Leasehold as stated in Section 23.1 above, the Lessee shall pay the Lessor pre-assessed liquidated damages (hereinafter called the “Damages”) for every day of delay in an amount equal to twice the rent applicable to the Leasehold for one day of the lease in the last month of the last year of the lease.

The Damages shall be linked to the consumer price index as set forth in Section 3 above mutatis mutandis. The amount of the Damages plus linkage differentials shall be paid no later than 30 days from the date of the Lessor’s demand, and delay in the payment thereof shall entitle the Lessor to interest on arrears as set forth in Section 29 below. The above does not detract and/or derogate from any right of the Lessor and particularly, its right to demand the vacating of the Leasehold.

23.4

If this contract is duly rescinded by the Lessor, and the Lessee does not immediately vacate the Leasehold, the Lessor shall be entitled to activate the guarantee and the note that the Lessee provided to the Lessor as stated in Sections 4 and 5 above that have not yet been presented for payment up until a recission of the lease contract is ordered and/or an order to vacate is issued, in order to cover the rent or any part thereof for the period between the date of the recession of the contract or the issuance of the order and until the actual vacating of the Leasehold. This paragraph does not constitute a waiver of any of the Lessor’s rights vis-à-vis the Lessee pursuant to this contract or pursuant to law, the granting of leave to the Lessee to use the Leasehold after rescission of the lease contract, or the issuance of an order to vacate [sic].

24.	Vacating Early at Lessee’s Initiative

24.1

Should the Lessee request to vacate the Leasehold prior to the end of the term other than for the circumstances as stated in Section 2.3 above, the Lessee shall be liable for the payment of rent for the entire lease term. In the event that the Lessee finds a Substitute Lessee who has been preapproved in writing by the Lessor at its discretion who is willing to lease the Leasehold pursuant to the terms of this contract, the Lessee shall be entitled to terminate the lease term on the date said Substitute Lessee enters and subject to the execution of an agreement between the Lessor and the Substitute Lessee. The Lessor shall not refuse the Substitute Lessee other than for reasonable cause, such as proof of financial ability, etc.

24.2

If the Lessor leases the Leasehold to the Substitute Lessee, the Lessor shall agree not to charge Lessee rent as stated in Section 24.1 above as of the date on which the Leasehold is leased to a person other than the Lessee.

24.3

Notwithstanding what is stated in Section 24.2 above, in the event that the Lessor agrees to lease the Leasehold to a Substitute Lessee for rent that is less than the rent that is supposed to be paid to the Lessor pursuant to the provisions of this contract, the Lessee undertakes to paying the entire difference as a condition to terminating the contractual engagement with it.

25.	Breach of Contract and Lease Cancellation

25.1	The Lessor may cancel the lease contract by 14-days prior written notice in any one of the following cases:

25.1.1	The Lessee commits a material breach of the lease agreement. It is agreed that a breach of the provisions of Sections 2, 3, 4, 5, 8, 10, 12,

15, 16, 21, 29, or any other section in which it is written that a breach thereof is material, or any other provision that has not been remedied within 30 days following written warning by the Lessor shall be deemed a material breach.

25.1.2	Nondelivery of a signed standing order to the Lessor for the collection of rent.

25.1.3	Use of the Leasehold other than for the Purpose.

25.1.4	The transfer of Lessee’s rights to the Leasehold to another in violation of what is stated Section 20.1 above.

25.1.5	Nonpayment of any sum whatsoever pursuant to the provisions of this contract any later than the passing of 20 days following the date set for its payment.

25.1.6

The issuance of a receivership order or liquidation order, or a stay of proceedings order, or the appointment of a receiver for the Lessee’s assets or a portion thereof if not rescinded within 120 days.

25.2

Should the Lessor give due notice of cancellation of the contract as a result of a material breach on the part of the Lessee, the Lessee shall vacate the Leasehold within 30 days of receipt of the notice.

25.3	The provisions of this section do not derogate from the Lessor’s rights pursuant to this contract or pursuant to all law.

26.	Rescinded

27.	Legal Expenses

It is agreed and stipulated between the Parties that in the event that the Lessee does not vacate the Leasehold at the end of the lease term or after it was sent notice of cancellation of the lease pursuant to the provisions of Section 25 of this contract above, then, in addition to all of the remedies established in this contract and the law, the Lessee shall pay the reasonable legal expenses paid by the Lessor for the legal handling of collection of the Lessee’s debts and its vacating the Leasehold.

28.	Contract Modification

Any modification to the terms of this contract or waiver of the Parties’ rights hereunder shall solely be in writing and signed by those authorized to bind them.

29.	Payments

29.1

It is hereby agreed that any payment that is not made by the Lessee to the Lessor on time shall bear interest on arrears in the amount of the maximum interest on arrears that shall be applied by Israel Bank Leumi Ltd. on that date for unauthorized overdrawn credit without derogating from the Lessor’s right to any other relief and/or remedy whether pursuant to this agreement or whether pursuant to all law.

29.2

The Lessee hereby finally, fully, and irrevocably waives the right to offset, and shall not offset, from the monthly rent and/or any payment owed to the Lessor pursuant to the provisions of this agreement any sum in respect of any allegation that it shall have against the Lessor if it should so have [sic].

30.	Value-Added Tax

Any amount that the Lessee is obligated to pay shall be subject to value-added tax according to its lawful rate on the payment date. The Parties agree that the Lessor shall be entitled to round, to the nearest whole shekel, the amounts that the Lessee is obligated to pay the Lessor pursuant to this contract or pursuant to law. Payment of value-added tax shall be on the rent payment date as stated in Section 3.4 above.

31.	Exclusive Jurisdiction Clause

In the event of a dispute and/or disagreement between the Parties on any matter deriving from this contract, including monetary and other claims deriving from this contract, the Parties shall only apply to a court of competent jurisdiction in Haifa.

32.	Legal Compliance

The Parties shall comply with the provisions of all law in connection with the Leasehold and the use thereof.

33.	Delivery of Notices

Any notice that the Parties to this contract need to deliver to each other shall be deemed to have been delivered within 96 hours of having been sent by registered mail to the Parties’ addresses as set forth below:

The Lessee:Paltop Advanced Dental Solutions Ltd.	The Lessor:Villar Properties (1985) Ltd. 3 Ha’eshel St., South Industrial Park, Caesarea

In witness whereof, the Parties have set their hand:

Paltop Advanced Dental Solutions Ltd.	Villar Properties (1985) Ltd.

/s/ Topaz	/s/ Shlomo Tisser
The Lessee	The Lessor

Appendix A

Lease Building Specifications

Appendix B - Term of the Lease

1.

The lease according to this contract is for three years, commencing on the date of entry into the Leasehold, which is set for November 1, 2010 (hereinafter: the “Lease Commencement Date”), subject to fulfillment of the Lessee’s obligations as set forth in this contract (hereinafter: the “Lease Term”).

It is agreed that a delay of 30 days in the possession handover date shall not constitute a breach of this agreement by the Lessor and shall not entitle the Lessee to any compensation or relief.

2.

If the Lessee fulfills the terms of this contract in full and wishes to lease the Leasehold for an additional term, it is granted the right to extend the lease for two additional terms of three years each (hereinafter: the “Additional Lease Terms”) provided that it fulfills all of the cumulative conditions set forth below.

2.1

The Lessee pays the rent and makes all mandatory payments and pays taxes, levies, and anything imposed on it pursuant to this contract for the entire Lease Term prior to the Additional Lease Term and provides corresponding confirmation of same to the Lessor.

2.2

The Lessee notifies the Lessor no less than four months prior to the end of the Lease Term preceding the following Additional Lease Term of its desire to extend the Lease Term for an additional such term.

2.3	Should the lease be extended for an additional term, all of the terms of this contract shall apply other than the right to an additional extension of the Lease Term.

3.

If the Lessee exercises its right to extend the lease, the monthly rent paid to the Lessor during the course of the Additional Lease Terms shall be pursuant to the following: payment of rent as stated in this contract plus a real addition of 3% for each additional term.

Paltop Advanced Dental Solutions Ltd. /s/ Topaz The Lessee	Villar Properties (1985) Ltd. /s/ Shlomo Tisser The Lessor

Appendix C – Promissory Note

No. _________	Sum of NIS 480,379________________
Day _______ Month _______ Year _______

On the 20th of month of ________, ________, we commit to making payment on this note in favor of Villar Properties (1985) Ltd.

the sum of NIS 480,379 (written – four hundred eighty thousand three hundred and seventy-nine NIS) only

The amount of this note is linked to the cost-of-living index (hereinafter: the “index”) meaning, the Consumer Price Index, including fruits and vegetables, published by the Central Bureau for Statistics and Economic Research or any other official index that replaces it. The index published on September 15, 2010 shall serve as the basis for calculating the linkage rates, the August 2010 index (hereinafter: the “base index”). If, on the date of payment of this promissory note, the last known index (hereinafter: the “new index”) is higher than the base index, we shall pay the amount of this note increased relative to the amount of the increase of the new index compared to the base index.

The Parties to this note expressly waive a claim of laches pursuant to Section 96 of the Deeds Ordinance [New Version].

I/we release the holder of this note from any obligations imposed on the holder of a note, including presentation for payment and notice of forfeiture.

This note is to ensure the/our obligations pursuant to a lease agreement dated ________.

Name:

Address:

Signature of the maker of the note:

Paltop Advanced Dental Solutions Ltd.

/s/ Topaz .

Payment location:

Bank:

Branch:

Account:

Aval Guarantee

I am guarantor by aval guarantee for payment on this promissory note by the maker of the note.

1. Name of Guarantor Number
Private address	/s/ Topaz
ID/Priv. Co. No.	Personal signature

2. Name of Guarantor Number 2
Private address
ID/Priv. Co. No.	Personal signature

Appendix D

To Villar Properties (1985) Ltd.	Bank: _______________ Branch: _______________ Address: _______________ Date: ___________

Ladies and Gentlemen,

Re: Bank Guarantee

1.

We hereby guarantee you payment of any amount up to the total sum of NIS ______ (written: NIS ________) (hereinafter – the “guarantee amount”) that you shall demand from _________ (hereinafter: the “guarantee beneficiary”) in connection with the guarantee beneficiary’s undertakings to you in connection with a lease agreement dated ___________.

The amount of the guarantee shall be linked to the _______ index as published from time to time by the Central Bureau for Statistics and Economic Research, according to the following linkage terms:

The, “base index,” with respect to this guarantee shall be the index known on the contract execution date, meaning, the index for the month of __________, _________, published on the 15th of the following month (or immediately thereafter), at a point rate.

The, “new index,” with respect to this guarantee shall be the index most recently published preceding receipt of your demand pursuant to this guarantee.

Linkage differentials with respect to this guarantee shall be calculated as follows: if it turns out that the new index has increased compared to the base index, the linkage differentials shall be the amount equal to the product of the difference between the new index and the base index in the amount of the guarantee, divided by the base index. If the new index will be lower than the base index, we shall pay you the amount denominated in your demand up to the amount of the guarantee without any linkage differentials.

2.

Upon your first written demand, no later than ten days following the date of our receipt of your demand at our address set forth above, we will pay you any amount denominated in the demand provided it does not exceed the guarantee amount, plus linkage differentials, without requiring you to prove your demand and without you being required to first demand payment from the beneficiary.

3.	This guarantee shall remain in effect until ________ _____. _______ (inclusive) provided that after said date, it shall be null and void.

Any demand pursuant to this guarantee must be received by us in writing no later than the aforementioned date.

Respectfully,

Bank_______________

Paltop Advanced Dental Solutions Ltd.	Villar Properties (1985) Ltd.

/s/ Topaz	/s/ Shlomo Tisser

Appendix F – Directive to Charge an Account

Date: ___________________

To _______________ Bank__________ Branch__________ Branch address	Bank Account Number					Account Type	Clearing Code
							Branch	Bank

	Institutional Code					Company Client Reference/Identifying No.
	3	6	2	3	3

1.	I, the undersigned _________________________________ ___________________

Name of account owner(s) as recorded in the bank’s ledgers ID No./Priv. Co. No.

Address___________________________________________________,

Street       No.        City       Zip

hereby give(s) you an instruction to debit my/our above account at your branch for payments in the amounts and on the dates provided to you from time to time through magnetic means by Villar Properties (1985) Ltd as set forth below in, “Authorization Details.”

2.	I/we am/are aware:

A.

This instruction may be rescinded by written notice from me/us to the bank and to Villar Properties (1985) Ltd that it shall take effect one business day after notice is given at the bank and that it may be rescinded pursuant to the provisions of all law.

II.	I/we shall be entitled to cancel a specific debit in advance provided that written notice is delivered by me/us to the bank at least one business day prior to the charge date.

III.

I/we shall be entitled to cancel a debit not more than 90 days from the date of the charge if I/we prove to the bank that the charge does not match the dates or amounts determined in the authorization, if determined.

3.	I/we am/are aware that the details indicated in the authorization and the fulfillment thereof are matters that I must settle with the beneficiary.

4.	I/we am/are aware that the debit amounts pursuant to this authorization shall appear in the account statements and that I/we will not be sent special notice by the bank in respect of these debits.

5.

The bank shall act pursuant to the written provisions of this authorization as long as the state of the account allows it and as long as there is no legal or other impediment to the fulfillment thereof.

6.

The bank may remove me/us from the arrangement set forth in this authorization if it has reasonable cause to do so and shall notify me/us immediately after making its decision and indicating the reason.

7.	Please confirm to Villar Properties (1985) Ltd, in the rider attached hereto, receipt of instructions to and from me/us.

——————————————————————— Authorization Details ————————————————————-

☒	The debit amount and date shall be determined from time to time by Villar Properties (1985) Ltd pursuant to the contract with the customer.
☐	2. Debit Details:

Amount for an isolated debit	No. of debits	Debit frequency	Linkage		Date of first debit	Date of final debit
			Type	Basis
X Monthly ☐ Bi-monthly ☐

Account owner(s) signature
signature

Bank Confirmation

To Villar Properties (1985) Ltd. 3 Ha’eshel St., South Industrial Park Caesarea Haifa	Bank Account Number					Account Type	Clearing Code
							Branch	Bank

	Institutional Code					Company Client Reference/Identifying No.
	3	6	2	3	3

We have received an instruction from ____________________ to honor debits in the amounts and on the dates that will appear through magnetic means that you will present to us from time to time that indicate our/their bank account number, all according to what is set forth in the authorization letter.

We have recorded the instructions and will act accordingly as long as the state of the account allows it; as long as there is no legal or other impediment to the fulfillment thereof; as long as we have not received a legal cancellation order from the account owner(s; or as long as the account owner(s) has/have not been removed from this arrangement. This confirmation shall not derogate from your undertakings to us pursuant to the indemnification letter that you have signed.

Date_______________

The original of this form, including both of its parts, will be sent to the bank branch. A copy hereof will be provided to the payor.

Branch_______________
Branch signature and stamp

Paltop Advanced Dental Solutions Ltd.

/s/ Topaz

Appendix G

Lessee’s Insurance Confirmation

To

Villar Properties Ltd. and/or subsidiaries and/or affiliates and/or integrated companies of ________________ St.

(hereinafter, jointly and severally: the “Lessor”)

Re: Confirmation of Insurance

We hereby affirm that we have prepared the insurance policies set forth below of _______ (the “Lessee”) for the property leased by the Lessee at ____________ St. (the “Leasehold”) for the period starting on _______ and until _______ (the “Insurance Period”).

A.

Employer liability insurance – insurance for the Lessee’s liability to its workers and/or anyone employed by it or on its behalf pursuant to the Torts Ordinance [New Version] and/or pursuant to the Defective Products Liability Law, 5760-1980, for death and/or physical injury to any employee as a result of an accident or illness during the course of and due to their employment with a liability limit of not less than $5,000,000 (five million dollars) per victim, per incident, and in total for the entire annual Insurance Period.

Said insurance is not subject to any limitation regarding work hours, working at height or depth, contractors, subcontractors and their employees, baits, and poisons, as well as the employment of adolescents.

Said insurance has been expanded to indemnify the Lessor and/or its employers and any of their [sic] executives in the event that they are considered employers of any or all of the Lessee’s employees.

B.

Third-party liability insurance – liability insurance for third parties that insures the Lessee’s liability and that of all those acting in its name and/or on its behalf, pursuant to all law for any harm and/or loss and/or damage caused to the person and/or property of any person and/or entity whatsoever, including the Lessor and/or any of their representatives, with a liability limit of not less than the sum of $2,000,000 (two million US dollars) per incident and in total for the annual Insurance Period.

Said insurance is not subject to any restriction regarding liability resulting from fire; panic; explosion; lifting, unloading, and loading devices; defective sanitary facilities; poisoning; liability for and to contractors, subcontractors, and their employees; anything harmful in food or beverages, strike; shut down; as well as subrogation claims by the National Insurance Institute.

Said insurance has been expanded to also cover the Lessor’s liability as owner and/or manager of the Leasehold as well as the Lessor’s liability for actions and/or omissions by the Lessee subject to a cross-liability clause whereby the insurance will be deemed as having been issued separately for each individual insured.

The Lessor’s property shall be deemed third-party property.

C.1.

Property insurance – insurance for the contents of the Leasehold and any other equipment and/or property located therein and/or serving the Leasehold and/or owned and/or under the responsibility of the Lessee, in the Leasehold and/or its surroundings, including equipment, facilities, contents, furniture, inventory of any kind, as well as any modification, improvement, and addition brought to the Leasehold and/or made to the leasehold by the Lessee or for it at their full replacement value against common “expanded fire” insurance risks, including: fire, smoke, lightning, explosion, earthquake, storm, flood, damage from leaking and ruptured pipes, accidental harm, damage by vehicles, damage by aircraft, strikes, riots, malicious damage, breaking-in, and theft.

C.2.

Loss of profit insurance for the Lessee resulting from harm caused to the Leasehold and/or its contents and/or from the blocking of access thereto because of the risks insured under Section C.1 above for an indemnification period of not less than 12 months.

C.3.

The insurances set forth in Sections C.1 and C.2 above include an express term whereby we waive the right of subrogation against the Lessor and/or any of its assigns as well as against the other lessees and/or tenants in the building whose insurance includes a parallel clause regarding waiver of the right of subrogation against the Lessee. The above regarding waiver of the right of subrogation shall not apply in favor of a person who causes damage maliciously.

D.	The Lessee alone is liable for payment of the premiums and deductibles denominated in the insurance policies set forth above.

E.

In the insurances set forth above in Sections A-C [the “insurances”], there is an express indication that these insurances supersede any insurance obtained by the Lessor, and we waive any claim of participation by the Lessor’s Insurances and/or any of their representatives [sic].

F.	We confirm that these insurances shall not be canceled and shall not be reduced during the course of the Insurance Period without 60 days prior notice being provided to you by registered mail.

G.

We confirm that the right of the Lessor to receive indemnification and/or compensation pursuant to these insurances shall not be infringed as a result of the lack of suitable licensing and/or approvals by the authorities and/or appropriate bodies.

H.

We hereby affirm that any nonfulfillment of the obligations imposed on the insured pursuant to the insurances, including, without limitation, the provision of notice and/or the failure to file a claim and/or a breach of any of the terms of the policies, shall not infringe on the Lessor’s right to receive indemnification and/or compensation.

I.	The terms of the policies issued pursuant to this confirmation shall not diminish from the text known as Bit 2008 or any other text that shall replace them [sic].

Subject to the terms and qualifications of the original policies to the extent not expressly modified by the above.

Insurer’s Stamp	Insurer’s Signature

Signer’s Name	Signer’s Position

Paltop Advanced Dental Solutions Ltd.	Villar Properties (1985) Ltd.

/s/ Topaz	/s/ Shlomo Tisser

Appendix H

Confirmation of Modification and Renovation Work Insurance

To

Villar Properties Ltd. and/or subsidiaries and/or affiliates and/or integrated companies of _________________ St.

(hereinafter, jointly and severally: the “Lessor”)

Re: Confirmation of Modification and Renovation Work Insurance

We hereby confirm that we have issued the insurances set forth below in the name of__________________ [the “Lessee”] as well as in the name of the Lessor and/or contractors and/or subcontractors of the Lessee in connection with the modification and renovation works that the Lessee shall carry out in the property leased by the Lessee at _____________ St. [hereinafter, respectively: the “Works” and the “Leasehold”] for the period commencing on _______ and until ____________, including an expanded maintenance period of 12 months [the “Insurance Period”].

Chapter A – “All Risks” Contractor Work Property Insurance Policy

The insurance covers the Works, including materials, equipment, facilities, and anything else brought for the performance of the Works of any kind whatsoever in the leased property.

This policy includes the Lessor on its behalf [sic] and/or contractors and/or subcontractors as additional insureds.

The total value of the Works and materials at full value: _______________

The insurance includes the following expansions: removal of debris in the sum of $50,000.

Adjacent property and subject property in the sum of $250,000.

Direct damage from faulty planning/work and/or faulty materials in the sum of $250,000.

Earthquake and natural damage.

Break-in/theft and robbery.

Chapter B – Third Party Liability Insurance

The insurance covers the insureds’ liability to third parties for any harm, loss, or damage to person and/or property resulting from the Works set forth in Chapter A above.

This policy includes the Lessor and/or contractors and/or subcontractors as additional insureds.

The liability limits of this insurance are $1,000,000 (one million US dollars) per incident for the Insurance Period.

The insurance includes the following expansions: a cross-liability clause.

The Lessor’s property shall be deemed third-party property.

The insurance shall not be subject to any limitation regarding tremors and/or weakening of support or subrogation claims by the National Insurance Institute.

Any person not included in the insured’s payroll lists shall be deemed a third party.

Damage to third-party property due to use of a motor vehicle (industrial, transport, architectural, and construction that is a motor vehicle [sic]) other than indemnifiable liability pursuant to the Traffic Accident Victims Compensation Law and liability covered by a standard vehicle insurance policy. Liability in addition to the above is at the liability limit indicated above.

Chapter C – Employer Liability Insurance

The insurance covers the insureds’ liability under the law to their employees, including subcontractors and their employees, for physical, emotional, or mental harm or death that occurs to any of the above in connection with their employment.

The liability limits of this insurance are $5,000,000 (five million US dollars) per claimant, per incident, for the Insurance Period. This policy includes the Lessor and/or its employees and/or its executives and/or contractors and/or subcontractors as additional insureds.

Similarly, this insurance is not subject to any limitation regarding work hours, contractors, subcontractors, their employees, agents, or any other person in their service and/or given to their supervision, baits, and poisons, as well as the employment of adolescents.

General

1.

In the above policy, Chapters A, B, and C above include an express term whereby we waive the right of subrogation against the Lessor, its employees, and executives and/or any of its representatives, as well as against other lessees and/or tenants in the Building whose insurance includes a parallel waiver of the right of subrogation in favor of the Lessee. The above regarding waiver of the right of subrogation shall not apply in favor of a person who causes damage maliciously.

2.	We confirm that these insurances shall not be canceled and shall not be reduced during the course of the performance of the Works without the provision of 60 days prior notice by registered mail.

3.

The Lessee alone is liable for payment of the premiums and deductibles denominated in the insurances set forth above and fulfillment of all of the obligations imposed on the Lessee pursuant to the terms of the policies.

4.

In the insurances set forth in above Sections A-C [the “insurances”], there is an express indication that these insurances supersede any insurance obtained by the Lessor, and we waive any claim of participation by the Lessor’s Insurances.

5.	The terms of the policy issued pursuant to this confirmation shall not diminish from the text known as Bit 2008 or any other text that shall replace it.

Subject to the terms and qualifications of the original policies to the extent not expressly modified by the above.

Insurer’s Stamp	Insurer’s Signature

Signer’s Name	Signer’s Position

Paltop Advanced Dental Solutions Ltd.	Villar Properties (1985) Ltd.

/s/ Topaz	/s/ Shlomo Tisser

Addendum to the Lease Agreement Dated Oct. 31, 2010

Entered into and executed on the 1st day of May, 2018

Between:	Villar Properties (1985) Ltd.
3 Ha’eshel St., PO Box 3146, South Business Park, Caesarea
(hereinafter referred to as: the “Lessor”)

Party of the First Part

And:	Paltop Advanced Dental Solutions Ltd.
Priv. Co. No. 514458744
(hereinafter referred to as: the “Lessee”)

Party of the Second Part

Whereas	on October 31, 2010, the Parties executed a lease agreement (hereinafter: the “Lease Agreement”) whereby the Lessee rented from the Lessor a portion of an industrial building located in lot No. 402 in the Caesarea Industrial Park, with an area of 1,000 m2 (hereinafter: the “Leasehold”), all pursuant to the provisions in the body of the Lease Agreement;

And whereas	the Lessee requested that the Lessor lease to it an additional area of 340 m2 (170 m2 - offices, and 170 m2 - gallery), located adjacent to the Leasehold (hereinafter: the “Additional Space”);

A blueprint of the Additional Space is attached to this agreement, constitutes an integral part hereof, and is marked as “Appendix A.”

Specifications for the Additional Space are attached to this agreement, constitute an integral part hereof, and are marked as “Appendix B.”

And whereas	the Lessor acquiesced to the Lessee’s request subject to what is set forth in this Addendum;

And whereas	the Parties wish to memorialize the covenants reached by them by means of this Addendum;

And whereas	the Parties wish to memorialize the covenants reached by them by means of this Addendum;

The Parties have therefore declared, stipulated, and agreed as follows:

1.	The preamble to this Addendum constitutes an integral part hereof.

2.

The Lease Agreement is valid, in force, and in effect, and the provisions of this Addendum do not derogate from its provisions or detract from its validity but rather add to it as expressly stated in this Addendum.

3.

The Lessee hereby extends the lease term for the Leasehold for an additional period of five years, commencing October 31, 2019 and ending on October 31, 2024 (hereinafter: the “Extended Lease Term”), all according to the terms of the Lease Agreement.

4.	The monthly rental fees during the duration of the Extended Lease Term shall be the rental fees for the month prior to the end of the Extended Lease Term plus a real supplement of 3%.

5.

The Parties agree that the Lessee shall rent, from the Lessor, an additional space of 340 m2 (including a gallery whose area is 170 m2) (outer measurements) located in the building adjacent to the Lessee’s current Leasehold (hereinafter: the “Additional Space”) for a period commencing on June 1, 2018 and ending on October 31, 2024 (hereinafter: the “Lease Term Relating to the Additional Space”).

6.

Notwithstanding what is set forth regarding the commencement date of the Lease Term Relating to the Additional Space, the start date for commencement of the lease term will be postponed to allow the Lessor to make repairs to the Additional Space, and the Lessee shall have no resultant claim against the Lessor.

The Lessor will allow the Lessee to store several palettes in the Additional Space starting May 1, 2018.

The Lessee declares and confirms that it has seen and examined the Additional Space in its condition as is and has found it satisfactory and suitable to its needs.

The Lessor shall make repairs to the Additional Space, including painting and repairing walls, replacing acoustic ceiling tiles on the office floor, replacing light fixtures in offices to LED fixtures, repairing the kitchen including replacing cabinets, installing a faucet, replacing sanitary facilities in the restrooms, and replacing the air conditioners on the bottom floor with wall-mounted air conditioners—“Repairs to the Additional Space.”

7.

The rent for the Additional Space shall come to the sum of NIS 38 plus VAT for each square meter of office space (170 m2) and the sum of NIS 20 for each square meter of gallery space (170 m2). Consumer Price Index differentials shall be added to the rent (the minimum base index shall be the Consumer Price Index for March 2018 as published on April 15, 2018) (hereinafter: the “Rent for the Additional Space”).

8.	All other payments for the Additional Space shall be as the rent for the Leasehold as defined in the Lease Agreement.

Additionally, it is agreed that the Lessee shall make an additional monthly payment of NIS 250 plus linkage differentials and VAT for the gardening of the garden adjacent to the Additional Space and a monthly sum of NIS 300 plus linkage differentials and VAT for its share in maintenance of the water reservoir for this space.

9.

It is clarified that the rent and all of the other applicable payments for the Additional Space (management, service, sewage, and other fees) shall be paid to the Lessor by standing order provided to the Lessor pursuant to the provisions of the Lease Agreement and payment shall be made on the date stipulated in the Lease Agreement.

10.

Should the Lessee abide by the terms of this Addendum in their entirety and shall wish to lease the Leasehold together with the Additional Space for an additional period, it is granted the right to extend the lease of the Leasehold together with the Additional Space for an additional term of five years (hereinafter: the “Additional Lease Term”) provided that it fulfills all of the cumulative conditions set forth below:

6.1

The Lessee has paid the rent and all mandatory payments, taxes, levies, and anything imposed on it pursuant to the Lease Agreement for the Leasehold and the Additional Space for the duration of the entire previous Lease Term for the Additional Lease Term and provided corresponding confirmation of same to the Lessor.

6.2	The Lessee has notified the Lessor in writing of its desire to extend the Lease Term no less than six months prior to the end of the Lease Term.

6.3	Should the lease be extended for additional terms, all of the terms of this contract [sic] shall apply other than the right to an additional extension of the Lease Term.

11.

The monthly rental fees for the duration of the Additional Lease Term shall be the rental fees for the month prior to the end of the Extended Lease Term plus a real supplement of 5%. All of the guarantees that the Lessee has provided to the Lessor both for the Leasehold as well for the Additional Space shall guarantee all of the Lessee’s obligations to the Lessor, including during the Extended Lease Term and the Additional Lease Term if it takes effect.

12.

To ensure the complete and timely fulfillment of the Lessee’s obligations pursuant to the Lease Agreement, the Lessee will revise the existing guarantee in respect of the area of the Leasehold such that it will also apply to the Additional Space.

Similarly, upon execution of this Addendum, the Lessee shall provide the Lessor with an additional promissory note at the monetary value of the Additional Space’s rent for one year plus VAT.

13.

A breach of the provisions of this Addendum shall constitute a breach of the Lease Agreement for all intents and purposes and shall entitle the Lessor to any remedy or relief established in the Lease Agreement and by law.

14.	All other provisions of the Lease Agreement are valid, in force and effect, and shall bind the Parties with respect to the Additional Space as well.

In witness whereof, the Parties have set their hand:

Paltop Advanced Dental Solutions Ltd.	Villar Properties (1985) Ltd.

/s/ Tal Topaz /s/ Meny Pardo	/s/ Shlomo Tisser
The Lessee	The Lessor

Appendix C

To	Bank_______________

Villar Properties (1985) Ltd.	Branch_______________

Address _______________

Date_______________

Ladies and Gentlemen,

Re: Bank Guarantee

We hereby guarantee you payment of any sum up to the total sum of NIS _________________ (written out: _____________ New Israeli Shekels) (the “Guarantee Principal”) that you will demand from _____________ Co. No. (the “Beneficiary”) in connection with the Beneficiary’s obligations to you for payment of rent and/or management fees and/or any other payment pursuant to the Lease Agreement (whichever is most recent) executed between it and you.

How linkage is calculated:

In this guarantee, the terms below shall have the definition alongside them.

The “index” means—the Consumer Price Index (including fruits and vegetables) published by the Central Bureau for Statistics, or any other official price index that replaces it; the “base index” means—the index for the month of  ________ _______, as published on ____________, which was ______________ points.

The “effective index” means—the index known on the date of the actual making of payment and/or of any sum denominated in this contract.

In any event that it turns out that when any payment pursuant to this guarantee is made the effective index has risen in comparison to the base index, the amount of the demanded principal will increase accordingly in the amount of the increase in the effective index compared to the base index as calculated by the bank.

To avoid doubt, it is hereby clarified that if the effective index is lower than the base index or equal thereto, linkage will not be calculated, and we shall pay you the principal of the demand that you will make.

Upon your first written demand, no later than ten days following the date of our receipt of your demand at our address set forth above, we will pay you any amount denominated in the demand, provided it does not exceed the Guarantee Principal (“Demand Principal”), plus linkage differentials, without imposing an obligation on you to prove your demand and without you being required to first demand payment from the Beneficiary.

Payment pursuant to this guarantee may be demanded incrementally provided that the total principal of all demands that we will pay pursuant to the terms of this guarantee will not exceed the Guarantee Principal.

That guarantee shall remain in effect until the ____ of ______, _____ (inclusive) inclusive [sic] or until the Guarantee Principal, linked to the index as set forth above, shall be paid in full thereunder, whichever is earlier, and after this date, shall be null and void.

Any demand pursuant to this guarantee must be received by us in writing no later than the aforementioned date.

This guarantee may be assigned and/or transferred.

Respectfully,

Bank______________

Paltop Advanced Dental Solutions Ltd.	Villar Properties (1985) Ltd.

/s/ Tal Topaz /s/ Meny Pardo	/s/ Shlomo Tisser

Appendix A

Lease Building Specifications

Office Building

1.	Office, restrooms, and administrative space appx. 170 m2.

Gallery floor appx. 170 m2 in size.

2.	Outside walls covered in sawn stone on the facades.

3.	Plasterboard interior walls.

4.	Acoustic ceiling.

5.	Wood doors.

6.	Anodized, painted aluminum windows & bars.

7.	Ceramic flooring.

All functional and as is.

Development Work

1	Asphalt - as is.

2	Landscaping the area of the facades of the buildings—as is.

Electricity

1.	In the office and administrative area, a single phase power point, telephone jack, and lighting point (including switch)—as is.

Everything as is.

Plumbing, restrooms, and fire extinguishing

2.	In the administrative and restroom area, restroom units—as is.

3.	Fire extinguishing line in the perimeter of the lot, sprinkler system attached to a water reservoir, and hydrant system in the building and yard—as is.

4.	Complete fire extinguishing closets.

Everything as is.

Paltop Advanced Dental Solutions Ltd.	Villar Properties (1985) Ltd.

/s/ Tal Topaz /s/ Meny Pardo	/s/ Shlomo Tisser

Appendix A1

תכנית במפלס +3.50
תכנית במפלס ±0.00
475
327
327
485
327
H=280
H=2.80

המקום:	מגרש 402-קיסריה
העבודה:	מבנה 2
תכנית:	תכנית משרדים

villar

PALTOP
Advance dental solutions Ltd.

וילאר נכסים (1985) בע"מ
ת.ד. 3146 פארק תעשיה
קיסריה 30889

Addendum to the Lease Agreement Dated Oct. 31, 2010

Entered into and executed on Sept. 5, 2019 ~~July~~, 2019

Between:	Villar Properties (1985) Ltd.
3 Ha’eshel St., PO Box 3146, South Business Park, Caesarea
(hereinafter referred to as: the “Lessor”)

Party of the First Part

and:	Paltop Advanced Dental Solutions Ltd.
Priv. Co. No. 514458744
(hereinafter referred to as: the “Lessee”)

Party of the Second Part

Whereas	on October 31, 2010, the Parties executed a lease agreement (hereinafter: the “Lease Agreement”), whereby the Lessee rented from the Lessor a portion of an industrial building located in Lot No. 402 in the Caesarea Industrial Park, with an area of 1,000 m2, all pursuant to the provisions in the body of the Lease Agreement;

And whereas	on May 1, 2018, the Parties executed an addendum to the Lease Agreement (hereinafter: the “May 1, 2018 Addendum”), in which the Lessee leased from the Lessor an additional area of 340 m2 (170 m2 - hall, and 170 m2 - gallery), located adjacent to the Leasehold as it is defined in the Lease Agreement (the Leasehold and the Additional Space as defined in the May 1, 2018 Addendum shall collectively be called: the “Leasehold”);

And whereas	the Lessee contacted the Lessor with a request to lease from the Lessor an additional space of 330 m2 located adjacent to the Leasehold (hereinafter: the “Additional Space”) and the Lessor agreed to this request subject to the current lessee of the Additional Space, the Mapatz Systems Engineering Co. Ltd., executing a termination agreement by and no later than 9/30/19;

** The blueprint for the Additional Space is attached to this Addendum, constitutes an integral part hereof, and is marked Appendix A.
** The specifications for the Additional Space is attached to this Addendum, constitutes an integral part hereof, and is marked Appendix B.

And whereas	the Parties wish to memorialize the covenants reached by them by means of this Addendum;

The Parties have therefore declared, stipulated, and agreed as follows:

1.	The preamble to this Addendum constitutes an integral part hereof.

2.

The Lease Agreement is valid, in force, and in effect, and the provisions of this Addendum do not derogate from its provisions nor detract from its validity but only add to it as expressly stated in this Addendum.

3.

The Parties agree that the Lessee shall rent, from the Lessor, an additional space of 330 m2 (gross outer measurements) located in the building adjacent to the Lessee’s current Leasehold as defined in the Lease Agreement for a period commencing on October 1, 2019 and ending on October 31, 2024 (hereinafter: the “Lease Term Relating to the Additional Space”).

The above notwithstanding, the Lessee states that it is aware that the current lessee of the Additional Space (Mapatz Ltd.) has not yet vacated the Additional Space and thus, if there is any delay in vacating the Additional Space by Mapatz, the commencement date of the lease term shall be postponed commensurate with the duration of the delay and the Lessee shall not have any resultant claim against the Lessor.

4.	The Lessee declares and confirms that it has seen and inspected the Additional Space in its condition as is and has found it satisfactory and suitable to its needs.

The Lessee states and confirms that it is aware that the Additional Space will be turned over to it as is and the Lessee shall not have any claim of any kind in connection with the condition of the Additional Space.

5.	The monthly rent for the Additional Space shall come to the sum of NIS 38 for each square meter of the Additional Space.

VAT and Consumer Price Index differentials shall be added to the rent. (The minimum base index shall be the Consumer Price Index for June 2019 as published on July 15, 2019) (hereinafter: the “Rent for the Additional Space”.).

6.	All other payments applicable to the Leasehold pursuant to the provisions of the Lease Agreement shall apply and be paid by the Lessee in relation to the Additional Space as well.

To clarify, the rent and all of the other applicable payments for the Additional Space (management, service, sewage, and other fees) shall be paid to the Lessor by standing order provided to the Lessor pursuant to the provisions of the Lease Agreement, and payment shall be made on the date stipulated in the Lease Agreement.

Additionally, it is agreed that the Lessee shall make an additional monthly payment of NIS 250 plus linkage differentials and VAT for the gardening of the garden adjacent to the Additional Space in the monthly amount of NIS 300 plus linkage differentials and VAT for the cost of waste removal and a monthly sum of NIS 300 plus linkage differentials and VAT for its share in maintenance of the water reservoir for this space.

Similarly, the Lessee will share in the cost of the Lessor’s monthly insurance costs in the sum of NIS 0.65 per square meter for each square meter of the Additional Space plus linkage differentials and VAT. To clarify, the above insurance does not included adjustment works that shall be performed by the Lessee, and these works shall be insured by the Lessee directly.

7.

To ensure the fulfilment of the Lessee’s commitments pursuant to the Lease Agreement and this Additional Space in full and on time, the Lessee will provide the Lessor with an autonomous bank guarantee linked to the Index in the wording attached as Appendix C to this Addendum in the total sum of four-months’ rent plus VAT as required by law for the Additional Space.

Similarly, upon execution of this Addendum, the Lessee shall provide the Lessor with an additional promissory note at the monetary value of the Additional Space’s annual rent plus VAT.

8.

A breach of the provisions of this Addendum shall constitute a breach of the Lease Agreement for all intents and purposes and shall entitle the Lessor to any remedy or relief established in the Lease Agreement and by law.

9.	All other provisions of the Lease Agreement are valid, in force and effect, and shall bind the Parties with respect to the Additional Space as well.

In witness whereof, the Parties have set their hand:

Paltop Advanced Dental Solutions Ltd. /s/ Tal Topaz /s/ Meny Pardo The Lessee	Villar Properties (1985) Ltd. /s/ Shlomo Tisser The Lessor

Appendix C

To Villar Properties (1985) Ltd.	Bank _______________ Branch_______________ Address _______________ Date _______________

Ladies and Gentlemen,

Re: Bank Guarantee

We hereby guarantee you payment of any sum up to the total sum of NIS _________________ (written out: _____________ New Israeli Shekels) (the “Guarantee Principal”) that you will demand from _____________ Co. No. (the “Beneficiary”) in connection with the Beneficiary’s obligations to you for payment of rent and/or management fees and/or any other payment pursuant to the Lease Agreement (whichever is most recent) executed between it and you.

How linkage is calculated:

In this guarantee, the terms below shall have the definition that appears alongside them.

The “index” means - the Consumer Price Index (including fruits and vegetables) published by the Central Bureau for Statistics or any other official price index that replaces it;

The “base index” means - the index for the month of ________ _______, as published on ____________, which was______________ points.

The “effective index” means—the index known on the date of the actual making of payment and/or of any sum denominated in this contract.

In any event that it turns out that when any payment pursuant to this guarantee is made the effective index has increased relative to the base index, the amount of the demanded principal will increase commensurate with the amount of the increase in the effective index relative to the base index as calculated by the bank.

To avoid doubt, it is hereby clarified that if the effective index is lower than the base index or equal thereto, linkage will not be calculated, and we shall pay you the principal of the demand that you will make.

Upon your first written demand, no later than ten days following the date of our receipt of your demand at our address set forth above, we will pay you any amount denominated in the demand provided it does not exceed the Guarantee Principal (“Demand Principal”), plus linkage differentials, without requiring you to prove your demand and without you being required to first demand payment from the Beneficiary.

Payment pursuant to this guarantee may be demanded incrementally provided that the total principal of all demands that we will pay pursuant to the terms of this guarantee will not exceed the Guarantee Principal.

That guarantee shall remain in effect until the ____ of ______, _____ (inclusive) inclusive [sic] or until the Guarantee Principal, linked to the index as set forth above, shall be paid in full thereunder, whichever is earlier, and after this date, it shall be null and void.

Any demand pursuant to this guarantee must be received by us in writing no later than the aforementioned date.

This guarantee may be assigned and/or transferred.

Respectfully,

Bank_______________
Paltop Advanced Dental Solutions Ltd.

/s/ Tal Topaz /s/ Meny Pardo

Appendix A

Lease Building Specifications

Structure of the Plant

1.	Outside walls made of precursor elements covered in sawn stone.

2.	Structural height is 6 m at the lowest corner.

3.	Concrete floor, 12 cm thick, helicopter division, plus red pigment.

4.	Windows throughout the length of the structure’s facades - as is.

5.	Riser gates - as is.

6.	Steel construction roof with trapezoid steel plate covering, insulated with glass wool cushioning coated with vinyl sheets.

Everything as is.

Office Building

1.	Office, restroom, and administrative space within the industrial space—as is.

2.	Outside walls covered in sawn stone on the facades.

3.	Plasterboard interior walls.

4.	Acoustic ceiling.

5.	Formica laminated wood doors.

6.	Anodized, painted aluminum windows.

7.	Ceramic flooring.

Everything as is.

Development Work

1.	Asphalt - as is.

2.	Building facade area landscaping - as is.

Electricity

1.	Main electrical connection to the plant - 3 x 60 amps.

2.	In the office and administrative area, a single phase power point, telephone jack, and lighting point (including switch)—as is.

Plumbing, restrooms, and fire extinguishing in the administrative area and restrooms

1.	Restroom units - as is.

2.	Fire extinguishing line in the perimeter of the lot, sprinkler system attached to a water reservoir, and hydrant system in the building and yard - as is.

Paltop Advanced Dental Solutions Ltd.

/s/ Tal Topaz /s/ Meny Pardo